Code of Ethics

Shannon River Fund Management Co, LLC

Shannon River Global Management, LLC

Doonbeg Global Management, LLC

October 2016

INTRODUCTION

It is the policy and practice of Shannon River Fund Management Co, LLC, Shannon River Global Management, LLC and Doonbeg Global Management, LLC, and their affiliates (“Shannon River” or the “Firm”) to observe and encourage the highest standard of ethical conduct for all of its employees and others working on its behalf. As a condition of employment, each partner, officer, director (or any person performing similar functions), or any person directly or indirectly controlling or controlled by Shannon River, including any employee (an “Employee”) has an obligation to act at all times fairly and honestly. Such commitment to ethical conduct as a company and as individuals is fundamental to Shannon River.

Each Employee must read this Code of Ethics (“Code”) in its entirety. It requires your compliance as follows:

•	Complete and sign the “Employee Acknowledgement of Receipt” form attached hereto as Appendix A.

•	Forward the Employee Acknowledgement of Receipt to the Chief Compliance Officer (the “CCO”).

•	Each Employee must notify his or her supervisor or the CCO of possible violations of the Code that may exist now or which may arise while you are employed. In the event that you have any questions regarding the Code or particular business dealings, please contact the CCO.

This Code is intended to help each Employee understand his or her obligations to comply with the highest ethical standards. The Code should be kept by each Employee for future reference and make its guidelines an active part of the Employee’s normal course of business.

CODE OF ETHICS

Rule 204A-1 of the Investment Advisers Act of 1940, as amended (the “Advisers Act”), requires registered investment advisers to adopt a written code of ethics.

This Code sets forth standards of conduct expected of advisory personnel, addresses safeguarding material nonpublic information about client transactions, and addresses conflicts that arise from personal trading by advisory personnel.

This Code should be read in conjunction with the Shannon River Supervisory Procedures and Compliance Manual (the “Manual”).

It is Shannon Rivers’ policy that the operations of Shannon River are to be conducted in compliance with the law and with the highest ethical standards. This policy applies to all Employees and others working on behalf of Shannon River wherever located. Each Employee of Shannon River has an obligation to act at all times in an honest and ethical manner and with the highest integrity in dealings with clients and/or any third party.

The Code is designed to, among other things, provide a statement of the general standards of conduct required by Shannon River and its Employees, including in such areas as conflicts of interest, confidential information, use of Shannon River property, personal securities investing, and insider trading.

The foundation of the Code consists of three underlying principles:

•	Employees of Shannon River must at all times place the interests of clients first. In other words, as a fiduciary you must scrupulously avoid serving your own personal interests ahead of the interests of Shannon River’s clients.

•	Employees of Shannon River must make sure that all personal securities transactions are conducted consistent with the Code and Shannon River’s Employee Investment Policy.

•	Employees of Shannon River should not take inappropriate advantage of their positions. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with Shannon River could call into question the exercise of an Employee’s independent judgment.

As with all policies and procedures, the Code is designed to cover a variety of circumstances and conduct; however, no policy or procedure can anticipate every potential conflict of interest that can arise in connection with personal trading. Consequently, Employees of Shannon River are expected to abide not only by the letter of the Code, but also by the spirit of the Code. Whether or not a specific provision of the Code addresses a particular situation, you must conduct your trading activities in accordance with the general principles contained in the Code and in a manner that is designed to avoid any actual or potential conflicts of interest.

Because Shannon River’s policies, governmental regulations and industry standards relating to personal trading and potential conflicts of interest can change over time, Shannon River may modify any or all of the policies and procedures set forth in the Code. Should Shannon River revise the Code, you will receive written notification from the CCO. It is the responsibility of each Employee to become familiar with any modifications to the Code.

BUSINESS DECISIONS

Shannon River expects Employees and others working on its behalf to conduct Shannon River’s affairs on an arm’s length basis and not to engage in business or financial activity that may conflict with that of Shannon River. Decisions regarding Shannon River’s business with any other person or entity must be based solely upon valid business considerations of Shannon River. No one may permit a business decision involving Shannon River to be influenced by personal or other unrelated interests or factors.

CONFLICTS OF INTEREST

It is Shannon River’s policy that all Employees and others working on its behalf act in good faith and in the best interests of Shannon River. To this end, such persons must not place themselves or Shannon River in a position that would create even the appearance of a conflict of interest. No person may represent Shannon River in any transaction if an outside business interest might compromise or otherwise affect his or her ability to represent Shannon River’s interests fairly and impartially.

While it is not possible to list all situations that might involve conflicts of interest, the following are some examples of interests and activities that might result in conflicts. If you have any doubts or questions about the appropriateness of any interests or activities, you should contact the CCO. Any existing interest or activity that might constitute a conflict of interest under this Code must be fully disclosed to the CCO, so that Shannon River may determine whether such interest or activity should be disposed of, discontinued or limited.

•	Financial Interests

No Employee or other person working on behalf of Shannon River, individual members of their immediate families or persons living in their households may own, directly or indirectly, any interest in any corporation or other entity if ownership of such interest could compromise the loyalty or judgment of such Employee or person working on behalf of Shannon River. Whether a particular financial interest will constitute a conflict of interest or the appearance thereof will vary depending on the circumstances.

As stated in the Shannon River Manual and the Shannon River EIP, all Employees must notify the CCO of any outside business activities and private investments and must notify and pre-clear their individual securities transactions with the CCO. Exceptions may be made at Shannon River’s discretion. Once again, it is the responsibility of the Employee to notify the CCO of potential conflicts of interest situations and to request any exception.

Shannon River Employees are reminded that trading based on confidential or insider information, along with certain other uses of such information, is strictly prohibited.

•	Acceptance of Payment, Gifts or Free Services

No Employee of Shannon River or other person working on behalf of Shannon River, members of their immediate families or persons living in their household, shall directly or indirectly solicit or accept any

(a) commissions, profits, payments, loans;

(b) free services or products; or

(c) entertainment, travel, or gifts

from individuals or organizations doing, or seeking to do, business with Shannon River, or from individuals or organizations with an interest in the business of Shannon River, without reporting such service, gift, or thing of value to the CCO. Furthermore, any such gifts, of an extravagant nature, received must be returned to the giver promptly. If you believe that you cannot reject or return a gift without potentially damaging friendly relations between a third party and Shannon River, you should report the gift and its estimated dollar value in writing to the CCO, who may require that the gift be donated to charity.

These provisions do not apply to personal loans from a recognized lending institution made in the ordinary course of business on usual and customary terms. Nor do these provisions apply to items of nominal value (e.g. gifts of reasonable value which do not exceed more than $250 annually from one person), and customary business gratuities, such as meals, refreshments, beverages and entertainment (e.g. sporting events) at which both you and the giver are present, and promotional items (e.g. pens, mugs) that are associated with a legitimate business purpose, reasonable in cost, appropriate as to time and place, do not influence or give the appearance of influencing the recipient and cannot be viewed as a bribe, kickback or payoff.

In the event that an Employee of Shannon River is offered a gift or intends to give a gift, or engages in entertainment in any amount above $250, such Employee must notify the CCO.

•	Exploitation of Relationship with Shannon River

No person may improperly use the Shannon River name. Shannon River’s name may only be used in connection with an activity or transaction that has been previously authorized by the management or the CCO. Under no circumstances shall any person exploit the Shannon River name or his or her relationship with Shannon River.

Charitable Gifts

Gifts made to charitable or non-profit organizations are not subject to the Gifts and Entertainment Policy as long as the donation or contribution has no business related purpose or objective.

POLITICAL CONTRIBUTIONS

Political Contributions and “Pay to Play”

On June 30, 2010, the SEC adopted new Rule 206(4)-5 under the Advisers Act to prohibit “pay to play” arrangements by most investment advisers. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to governmental officials in order to be rewarded with, or afforded the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

Shannon River defines a political contribution as any gift, subscription, loan, advance, deposit of money or anything of value, to candidates running for U.S. state or local political office, candidates running for U.S. federal office who currently hold a U.S. state or local political office, or to political parties or PACs that may contribute to such campaigns (collectively, a “Political Contribution”). These types of campaigns include:

•	a candidate running for U.S. state or local office;

•	a candidate running for U.S. federal office who currently holds a position as a U.S. state or local political official; or

•	a political party or PAC in the United States.

Shannon River’s policy is that the Firm and its employees will not participate in “pay-to-play” practices with regards to making political contributions. Furthermore, Shannon River does not allow its employees to make Political Contributions at any level. Shannon River’s policy extends to include a prohibition on making political contributions by any member of the employee’s immediate family or household (spouse, child, anyone living with any employee or anyone deriving financial support from the employee).

Any volunteer activities by Shannon employees or members of their immediate family for any such persons or organizations are also not permitted.

Additionally, Shannon River’s employees may not solicit another person to make or coordinate the making of any Political Contribution their behalf (including fundraising activities). Shannon employees are not permitted to facilitate or encourage political contributions through third parties, including, for example, consultants, attorneys, other family members, friends or entities affiliated with Shannon as a means to circumvent this policy.

Shannon River and its employees and members of their immediate family or household are also not permitted to make contributions or payments or otherwise endorse or support political parties or candidates (including through intermediary organizations such as Political Action Committees (“PACs”) or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. A PAC is generally an organization whose purpose is to raise and distribute campaign funds to candidates seeking political office. PACs are formed by corporations, labor unions, membership organizations or trade associations or other organizations to solicit campaign contributions from individuals and channel the resulting funds to candidates for elective offices.

Shannon River will not directly or indirectly reimburse Shannon employees or their immediate family members for individual political contributions or expenditures.

New Employee Certification

All new Employees must complete a “New Employee Political Contribution Disclosure Form” (See Appendix B). Any Political Contributions by a new Employee in the prior two years may affect Shannon River’s business. The CCO shall be consulted on all new Employee hires by Shannon River in which the potential employee has made a Political Contribution in the prior two years before hiring. The CCO must determine whether such past Political Contributions will affect Shannon River’s business.

Required Books and Records Relating to Political Contributions

Under Rule 204-2 of the Advisers Act, Shannon River must maintain records of Political Contributions made by Shannon River and Employees. Shannon River must also maintain a list of its new and existing employee contributions made within the prior (2) years.

Shannon River also must maintain a list of government entity investors in any covered investment pool to which Shannon River has served as investment adviser in the past five (5) years if the investments are made as part of a plan or program of a government entity. Shannon River must also maintain records of all payments made by Shannon River and its Employees to state or local political parties and PACs in the past five (2) years.

INSIDER TRADING

Employees must reference the Shannon River Manual, Section 10 – Policies on Insider Trading for a complete description of the Firm’s policy against insider trading.

The rules concerning insider trading in the Manual and this Code apply to all accounts, including Employee accounts and family accounts. “Employee Accounts” or “Covered Accounts” include any account in which any Employee has an interest or has the power, directly or indirectly, to make investment decisions. “Covered Accounts” include accounts of an Employee’s spouse and children, or any account whereby an Employee of Shannon River has the authority to make investment decisions.

EMPLOYEE INVESTMENT POLICY

INTRODUCTION

Shannon River Fund Management Co, LLC, Shannon River Global Management, LLC and Doonbeg Global Management, LLC (collectively “Shannon River” or the “Firm”) and their employees (as defined below) must avoid even the appearance of impropriety in their personal investment activities and practices. Transactions that would give rise to a conflict of interest with Shannon River or its clients are prohibited. Most importantly, no employee of Shannon River is permitted to trade securities or encourage another person (whether a Shannon River employee or non-employee) to trade securities on the basis of “Inside Information” (See Shannon River’s Supervisory Procedures and Compliance Manual (the “Manual”), Section 10 – Policies on Insider Trading).

For purposes of this Employee Investment Policy (“EIP”), Shannon River, its principals, partners, officers, directors (or any person performing similar functions), or any person directly or indirectly controlling or controlled by Shannon River, including any employee (collectively, “Employees”). Each Employee must read this EIP carefully in its entirety and:

•	Complete and sign the “Employee Acknowledgement of Receipt” form attached hereto as Appendix C.

•	Forward the Employee Acknowledgement of Receipt to the Chief Compliance Officer (“CCO”).

•	Notify your supervisor or the CCO of possible violations of the EIP that may exist now or which may arise while you are employed. In the event that you have any questions regarding the EIP or particular business dealings, please contact the CCO.

The responsibility for adherence to this EIP is shared: all Shannon River Employees are required to fully disclose all personal securities accounts on a continuous basis and to provide both their designated supervisor and CCO with accurate information on a timely basis. The CCO is responsible for monitoring the trading activities of covered persons under the EIP and to report issues and variances to the appropriate supervisory staff for investigation and appropriate action.

Any questions regarding the EIP should be directed to the CCO.

PROHIBITED TRANSACTIONS AND ACTIVITIES

No Employee or Covered Account (as defined below) is permitted to:

•	Trade while in possession of Inside Information or encourage others to do so;

•	Trade in advance of, or based upon knowledge of, a proprietary or customer trading position, order, or planned order;

•	Trade a security on which an Employee trading prohibition has been posted on the Shannon River Restricted List that is maintained by the CCO;

•	Participate in new public offerings (IPOs or follow-ons) of equity, equity linked and corporate debt securities registered with the SEC, unless preapproved by the CCO or Spencer Waxman; and

•	Otherwise engage in personal trading activities which would conflict with duties owed to Shannon River or its clients.

Covered Accounts

Shannon River is obligated to monitor and restrict the personal investment practices and activities of its Employees. This entails the registration of personal brokerage accounts with approved financial institutions (as listed below) for all “Covered Accounts” which includes:

•	The personal securities account(s) (including securities, futures and commodities) of: (i) the Employees; (ii) the Employee’s spouse and children; or (iii) anyone living either with or apart from an Employee who receives material financial support from the Employee (except a spouse with a valid separation/divorce decree);

•	Any accounts over which the Employee controls or influences investment decisions or has the right or authority to exercise any degree of control or discretionary authority; or

•	Any account in which the Employee has a beneficial interest.

Exempt Accounts

The following types of accounts are not Covered Accounts which are subject to disclosure in the Annual Holdings Report however are not subject to the brokerage statement provision policy:

•	A personal securities account of the Employee investing solely in open ended investment companies (e.g. any publicly traded mutual fund) which account, by its explicit terms, can only be used to purchase shares in mutual funds;

•	A 401(k) or 529 account or plan which is not under the Employee’s control, or where control is limited to the selection of mutual funds;

•	A personal securities account of the Employee which, by its explicit terms, can only be used for the purchase of securities under an Employee Stock Ownership Plan (“ESOP”) account, profit sharing or dividend reinvestment plan;

•	“Blind Accounts”, accounts over which the Employee has granted full investment discretion to an outside broker-dealer, bank, investment manager or adviser, trust company or trustee; and

To retain a Blind Account, an Employee must notify the Chief Compliance Officer (the “CCO”) of its existence at the commencement of employment at Shannon River or at the time the account is opened by the Employee and also attested to in the Annual Holdings Report.

Initial and Continuing Disclosure of All Covered and Managed Accounts

Employees will be required to certify to the CCO the existence of all Covered Accounts and Blind Accounts:

•	Initially, within 10 days of commencing employment with Shannon River (See Appendix G);

•	Quarterly, within 30 days of the beginning of each calendar quarter; and

•	Annually, within 30 days of the beginning of each calendar year (See Appendix G).

Upon the commencement of employment or upon the opening of a Covered Account, Employees must ensure that Shannon River is designated as an “interested party” so that the CCO can receive duplicate trade confirmations and brokerage statements for the relevant account.

The CCO, or individual(s) designated by the CCO, will review trade confirmations and statements received from the Employee’s brokerage firm to monitor for adherence to the policies set forth herein. Upon the closing of a Covered Account, the Employee must immediately notify and provide evidence to the CCO of such closing.

New Covered Employees

In addition to Appendix D, new Employees must provide the CCO with the following documentation regarding Covered Accounts within 10 days of their commencement of employment with Shannon River:

•	EIP certifications and account disclosure forms;

•	Evidence that they have instructed their brokerage firm to transfer non-conforming accounts to a broker designated by Shannon River (a “Qualified Broker”); and

•	Account statements.

Until such time as the CCO receives confirmations and statements relating to the Covered Account(s) directly from the Qualified Broker, it is the responsibility of the Employee to provide the CCO with copies of Covered Account statements.

THE RESTRICTED LIST

A security will be placed on the Firm’s “Restricted List”, which consists of securities that Employees are prohibited from trading, if any transactions by Employees in such security would be considered improper and/or illegal. Transactions made by Employees in a Restricted List security are prohibited.

A security may be placed on the Restricted List under the following circumstances:

•	The Firm is in possession of material non-public information about an issuer;

•	One of the Firm’s Employees has accepted a position, such as a Director or a Member of a credit committee which will be likely to cause the Firm or such Employee to receive material non-public information;

•	The Firm has executed an agreement restricting trading in the issuer’s securities;

•	The occurrence of an Employee trading in the issuer’s securities could present the appearance of a conflict of interest; and

•	As otherwise determined by the CCO.

Exceptions to the Restricted List

Under certain circumstances, the CCO may grant exceptions to requests to trade names or issues which are listed on the Restricted List. On a case-by-case basis, a determination may be made to not restrict trading in all of the securities of an issuer on the Restricted List. This would occur in such situation where the information possessed by Shannon River would not appear to have a material price or credit impact on particular securities. Any request for such an exception must be pre-approved in writing by the CCO.

Any questions regarding whether a security should be on the Restricted Lists should be directed to the CCO and any such requests must be pre-cleared by the CCO.

PRE-CLEARANCE REQUIREMENTS

All Employees must pre-clear all personal trades with the CCO (See Appendix D). This pre- clearance requirement does not apply to the following types of trades:

•	The purchase and sale of money market funds;

•	The purchase and sale of open-ended mutual funds;

•	The purchase and sale of exchange traded fund (ETFs);

•	The purchase and sale of certificates of deposit;

•	The purchase or sale of U.S. government or U.S. government agency securities purchase in secondary market transactions; and

•	The purchase and sale of securities in a Blind Account whereby the Employee’s adviser has exclusive discretion for making investments.

Pre-clearance is good only for the business day it is given.

Only after obtaining prior approval from the CCO and in accordance with the pre-clearance procedures set forth above, an Employee is permitted to:

•	Sell securities short and sell short “against the box”, or

•	Sell/write uncovered or “naked” call or put options.

CCO Robert Zurl must pre-clear his trades with either Spencer Waxman or James Yoon.

No Holding Period

Shannon River will not have a holding period requirement for personal trades; however, excessive personal trading is discouraged.

Notwithstanding this policy, Shannon River recognizes that market conditions may exist which would compel a prudent investor to conduct transactions in a shorter time period than Shannon River would prefer (because such a transaction may give the appearance of excessive trading). Thus, an Employee may sell his or her position in Covered Accounts upon pre-clearance, if:

•	the value of the investment in the security declines by 15% or more from the original acquisition price; and

•	such trade is pre-approved by the CCO.

In summary, all Shannon River Employees must pre-clear personal trades in Covered Accounts with the CCO (and Robert Zurl, the CCO must pre-clear all of his trades with Spencer Waxman or James Yoon).

OTHER TRADING RESTRICTIONS

Excessive Trading and Questionable Practices

Shannon River reserves the right to restrict personal trading by Employees and in Covered Accounts which Shannon River considers excessive or inconsistent with the best interests of Shannon River. Shannon River reserves the right to require an Employee to reverse, cancel or freeze, at the Employee’s expense, any transaction or position in a Covered or non-Covered Account which is inconsistent with the EIP. Shannon River further reserves the right, in its discretion, to impose further restrictions from time to time on the trading activities of an Employee.

Private Investments and Outside Business Activities

Employees must obtain written preapproval from the CCO before an Employee enters into a private securities transaction or before an Employee engages in outside business activities (see below for description of “private securities transaction”). Employees wishing to enter into or engage in such transactions and activities must obtain the required written approval using the form annexed hereto as Appendix D.

•	Private Securities Transactions include investments in private placements, private investment partnerships, interests in oil and gas ventures, real estate syndications, participations in tax shelters and other investment vehicles and shares issued prior to a public distribution.

•	Outside Business Activities include being (not on behalf of Shannon River) an officer, director, limited or general partner, member of a limited liability company, employee or consultant or any non-Shannon River entity or organization.

When an Employee intends to enter into a private securities transaction, the Employee must, prior to making the initial investment or any follow-on investment, arrange for the CCO to review and obtain any private placement memoranda, subscription agreements or other like documents pertaining to the investment. In addition, the Employee must arrange for the CCO to obtain promptly any duplicate confirmations and statements or their equivalents relating to the investment. Where confirmations and statements or other like documents are not available from the issuer, the Employee must promptly inform the CCO of any changes in the investment and provide the CCO with a written yearly update.

Exemptions

Any Employee who wishes to seek an exemption of a specific account from coverage under the EIP must contact the CCO for an exemption/waiver. Exemption/waivers will be granted only upon demonstration of significant extenuating circumstances and must be approved in writing by the Employee’s designated supervisor and the CCO. Written exemptions and/or waivers, which have been granted to Employees relating to certain brokerage accounts prior to the effective date of the EIP, will remain in full force and effect.

Additional Restrictions

The EIP sets forth the minimum standards for the regulation of Employee trading. Supervisors and the CCO may impose further requirements, as they deem necessary in the interest of Shannon River and its clients.

In addition, certain Employees may be subject to additional regulatory restrictions (e.g., a research analyst and members of an analyst’s household are subject to the personal trading restrictions promulgated by the New York Stock Exchange and the FINRA under their respective research analysts’ conflicts of interests and disclosure rules). Shannon River management, in conjunction with the CCO, will monitor and enforce compliance with those regulations and any policies and procedures implemented at Shannon River with respect to such regulations.

Privacy

Shannon River is sensitive to Employee financial privacy concerns. Shannon River does not permit its Employees to use or disclose the information related to Covered Accounts or the underlying transactions other than for the business and regulatory requirements of the Shannon River group.

APPENDIX A

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

SHANNON RIVER

I have received, read and am familiar with the Shannon River Code of Ethics. I represent that I agree to abide by the terms of the Code of Ethics. I represent that to the best of my knowledge, neither I, nor any member of my immediate family or person living in my household, either directly or indirectly, alone or together with any person, group, or entity has any interest or is engaged in any activity, which might be interpreted as a violation of the Code of Ethics.

By:

Name:

Date:

APPENDIX B

SHANNON RIVER

CODE OF ETHICS

NEW EMPLOYEE POLITICAL CONTRIBUTION

DISCLOSURE FORM

Pursuant to Rule 206(4)-5 under the Investment Advisers Act of 1940, Shannon River is subject to restrictions with respect to certain political contributions or other payments made by its employees. Rule 206(4)-5 contains look back provisions which provide that contributions or payments made by employees prior to joining an investment adviser can, in some instances, disqualify the adviser from receiving compensation for managing the assets of certain public pension funds. Accordingly, so that we may determine whether any contributions made by you prior to your employment with Shannon River implicate Rule 206(4)-5, all prospective employees must complete and return the attached form prior to commencing employment. This information will be used only for purposes of ensuring Shannon River continued regulatory compliance. Please direct any questions to the Chief Compliance Officer.

Set forth below is each direct or indirect Contribution1 made by the undersigned to an official of a government entity (including any state, city, county or other political subdivision and any instrumentality thereof) or candidate for such office, and each direct or indirect payment to a political party of a state or political subdivision thereof, in each case during the two year period prior to the date of this Disclosure Form. Contributions made prior to March 14, 2011 do not need to be disclosed below. Attach additional pages as necessary.

Name of individual (or entity) that made the Contribution:

Name of candidate/political party/political action committee to whom Contribution was made (for candidates, include name, title and any city/county/state/federal or other political subdivision affiliation):

Date and form of Contribution (e.g., campaign contribution, gift, loan, fundraising activity, volunteer of time, etc.):

Office to which candidate seeks or sought election:

[1]	“Contribution” is broadly defined and means the giving of anything of value in connection with any election for federal, state or local office, including Contributions to any candidate for political office, political party or political action committee. Reportable Contributions include any gift, subscription, loan, advance, deposit of money, or anything of value (regardless of to whom paid) made for the purpose of influencing any election, satisfying any debt incurred in connection with any such election, or paying the transition or inaugural expenses of a successful candidate, and any solicitation or coordination of the making of any of the foregoing contributions or payments to a political party (including fundraising activities). Note that you must disclose contributions made by a spouse, domestic partner, minor children and other immediate family members living in your household.

Candidate’s position at time of Contribution:

Contribution amount (or value of non-cash Contribution):

$

To the best of your knowledge, did or does the position to which the candidate sought election or the position held by the candidate at the time of the election: (a) involve direct or indirect responsibility for, or confer the ability to influence the outcome of, the hiring of an investment adviser by a government entity; or (b) involve authority to appoint any person who is directly or indirectly responsible for, or can influence the outcome of, the hiring of an investment adviser by a government entity?

         Yes            No

Have your spouse, domestic partner, minor children or other immediate family members living in your household made Contributions to the above referenced official/candidate?

         Yes              No

If yes, please provide details of such Contribution:

The undersigned hereby certifies that (i) all information provided herein is accurate and complete; and (ii) none of the Contributions or payments set forth above was made for the purpose of influencing the official conduct of any public official of a government entity or candidate for such office.

Name:

Signature:

Date:

DESCRIPTION OF EMPLOYEE INVESTMENT POLICY APPENDICES

Appendix C: Employee Acknowledgement of Receipt

All Employees must execute and return to the CCO the required form thereby acknowledging receipt of, and providing the Employee’s consent to, the terms of this EIP.

Appendix D: Pre-Approval of Transactions

All trades in securities that are not otherwise prohibited must be pre-approved by the CCO using the required form.

Appendix E: Application to Participate in Private Investments or Outside Business Activities

Please refer to the Private Investments and Outside Business Activity section above as it relates to

Appendix E.

Appendix F: Initial Holdings Reports

Each new Shannon River Employee will complete and give to the CCO an Initial Holdings Report within 10 days of beginning employment at Shannon River. The Initial Holdings Report shall list the securities in each Covered Account as of the end of the previous calendar month.

Appendix G: Annual Holdings Reports

Annually, within 30 days of the beginning of each calendar year, each Shannon River Employee will complete and provide to the CCO an Annual Holdings Report. The Annual Holdings Report shall include a listing of all Covered Accounts and the securities which are held in each Covered Account as of the end of the previous calendar year.

APPENDIX C

SHANNON RIVER

EMPLOYEE INVESTMENT POLICY

EMPLOYEE ACKNOWLEDGEMENT OF RECEIPT

I hereby acknowledge that I have received, read and am familiar with the Shannon River Employee Investment Policy and agree to abide by all of its provisions and requirements and any future amendments to the EIP, as long as I am employed by Shannon River.

I understand that I must notify Shannon River of all Covered Accounts and Managed Accounts, as defined in the EIP, and I agree to get pre-approval from the CCO of Shannon River prior to opening a Covered Account with a broker or placing certain securities transactions for Covered Accounts.

I understand that any violation of the EIP may subject me to disciplinary action, including dismissal from employment.

Name:

Signature:

Date:

APPENDIX D

SHANNON RIVER

EMPLOYEE INVESTMENT POLICY

EMPLOYEE TRADE PRE-APPROVAL / PRE-CLEARANCE REQUEST

Instructions:

Pre-approval from the Chief Compliance Officer is required for all transactions set forth in the Employee Investment Policy (“EIP”). The CCO will check the Restricted List prior to granting approval. Please complete this form and return to the CCO of Shannon River.

Date:

Employee Name:

Account Holder(s):

Relationship to Employee:

Type of Security:

Issuer:

Buy/Sell:	Quantity:	Current Price:

Buy/Sell:	Quantity:	Current Price:

Buy/Sell:	Quantity:	Current Price:

I REPRESENT THAT:

(i)	I am not in possession of material non-public information concerning or affecting the issuer(s);

(ii)	I am not aware of a pending research report involving or relating to the issuer(s);

(iii)	I am not aware of a material pending Shannon River customer or proprietary trade involving these securities;

(iv)	I am not engaging in personal trading that conflicts with duties owed to Shannon River or its clients or customers; and

(v)	These trades conform to the EIP.

EMPLOYEE SIGNATURE:

PRINT NAME:

COMPLIANCE OFFICER ACKNOWLEDGEMENT:

DATE:

APPENDIX E

SHANNON RIVER

EMPLOYEE INVESTMENT POLICY

APPLICATION TO PARTICIPATE IN OUTSIDE BUSINESS ACTIVITIES

OR PRIVATE INVESTMENTS

Employees of Shannon River must obtain written approval from their designated supervisors and the Shannon River CCO before: (a) an employee enters into any private securities transaction (which includes investments in a private placement, private investment partnerships, interests in oil and gas ventures, real estate syndications, participation in tax shelters, and other investment vehicles and shares issued prior to a public distribution), or (b) an employee engages in outside business activities (which include being (not on behalf of Shannon River) an officer, director, limited or general partner, member of a limited liability company, employee or consultant of any non-Shannon River entity or organization). Prior to making an initial investment in a private securities transaction, the CCO must review copies of any agreements pertaining to the investment.

Name:

Telephone Number:

Information About the Company or Organization for Both Private Investments and

Outside Business Activities

Name of Organization:

Nature of Business:

Legal Status of Entity (corporation, limited partnership, limited liability company):

Business Address:

Principals:

        Publicly Traded                                 Privately Placed                         Non-Profit

To the best of you knowledge, does the Company or any of its affiliates conduct or plan to conduct business with Shannon River?         Yes                        No

If Yes please explain:

To the best of your knowledge, has the company or anyone associated with the company been the subject of a disciplinary proceeding issued by a securities regulatory authority, or been found guilty of a criminal offense within the last ten years?            Yes            No

If Yes please explain:

Description of Private Securities Transaction

(Please provide CCO with purchase and/or subscription agreement and related documentation)

Type and amount of securities you are investing in:

Indicate the total dollar amount of your investment:

Do you own any other securities of the company or its affiliates?                    Yes         No

If Yes please explain:

Estimate your total equity ownership interest in the Company:                     %

Through your investment do you have the right to participate in management, or the right to board membership or board observation rights?         Yes             No

If Yes, please explain:

Description of Outside Business Activity

1) What is the nature of the proposed activity?

Officer	Investor
Director	Promoter
Advisor	Employee
Other

2)	Please explain the exact nature of your activities, duties and responsibilities and please describe in detail any financial or investment advisory or decision-making role that you may have in the organization.

Number of Hours Per Week           Per Month           you intend to engage in this activity.

3)	Will the proposed activity enable you to exert control over a publicly or privately held company, either directly or indirectly? Yes No

If Yes please explain:

4)	To the best of your knowledge, will your participation in the outside activity conflict with or compromise your ability to carry out your duties at Shannon River or restrict or otherwise have any negative impact on the activities of Shannon River? Yes No

If Yes please explain:

5)	Will you be required to participate in the outside activity during normal Shannon River business hours? Yes No

If Yes please explain:

6)	Will you receive compensation from the outside activity including, but not limited to, selling commissions, finder’s fees, or salary? Yes No

If Yes please explain the nature of such compensation:

7)	If you will serve as an officer or director, will the Company carry officer’s/director’s liability

insurance for you?                                              Yes             No

Employee Signature:

Date:

Supervisor Signature:

Date:

CCO Signature:

Date:

APPENDIX F

SHANNON RIVER

EMPLOYEE INVESTMENT POLICY

NEW EMPLOYEE INITIAL HOLDINGS REPORT

Name of Employee:

The following sets forth all of the transactions in reportable securities (as defined in Shannon River’s Employee Investment) made in my Covered Account(s) (as defined in Shannon River’s Employee Investment Policy) for the quarter beginning on and ending on                             .

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Name of Account	Broker/Dealer or Bank Where Securities Are Held	Discretionary (Yes/No)

OR

             I do not maintain any Covered Accounts at this time.

         Please see my brokerage statements which are provided on a regular basis to Compliance.

The undersigned employee certifies that, pursuant to Shannon River’s Employee Investment Policy, you have not engaged in any transactions involving securities that would violate Shannon River’s Employee Investment Policy.

Signature:

Date:

APPENDIX G

SHANNON RIVER

EMPLOYEE INVESTMENT POLICY

ANNUAL HOLDINGS ROPORT FOR EMPLOYEES

Name of Employee:

The following sets forth all of my personal accounts (discretionary and non discretionary) as of the end of December 31, 2     .

Name of Account Holder	Relationship to Employee	Financial Institution and Account Number	Name and Phone Number of Contact at Broker Dealer	Name of securities and amount held	Discretionary (Yes/No)

OR

         I have no new Covered Accounts that were opened during the past calendar year.

The undersigned employee certifies that, pursuant to Shannon River’s Employee Investment Policy, I have not engaged in any transactions involving securities that would violate Shannon River’s Employee Investment Policy and I have disclosed all of my Covered Account holdings to Shannon River’s CCO.

Employee Signature:

Date: